EXHIBIT 99.1

 Span-America Announces Hill-Rom Supply Agreement to Expire May 2008


    GREENVILLE, S.C.--(BUSINESS WIRE)--Nov. 21, 2007--Span-America Medical Systems, Inc. (NASDAQ: SPAN) announced today that its exclusive agreement to supply Hill-Rom Company, Inc. with private label support surfaces will expire on May 4, 2008. Following the expiration of the exclusive supply contract, Span-America will be able to sell its proprietary PressureGuard(R)CFT(R) therapeutic support surfaces to non Hill-Rom customers, and Hill-Rom will be able to purchase similar products from other suppliers. The current agreement between Span-America and Hill-Rom provides for mutual exclusivity regarding products that feature non-powered, self-adjusting technology similar to Span-America's CFT product.

    "Hill-Rom remains a valued customer of Span-America and we will continue to work with them to provide our proprietary mattress products," stated Jim Ferguson, president and chief executive officer of Span-America. "We expect to continue supplying Hill-Rom with our private label products through the expiration of the contract in May 2008. During the first seven weeks of this first quarter of fiscal 2008, we have already booked or shipped $1.5 million in Hill-Rom orders compared with sales of $2.4 million for the entire first quarter of fiscal 2007. Following the expiration of the contract, we expect to provide products to Hill-Rom on an order-by-order basis.

    "The expiration of the contract will end our exclusive supply agreement between Span-America and Hill-Rom. This will allow Span-America to market our PressureGuard(R)CFT(R) therapeutic support surfaces to non Hill-Rom customers. We believe our products have an excellent track record of providing our medical customers with a high level of clinical performance at a competitive price. We are optimistic about expanding the market opportunities for our PressureGuard technology to other customers," continued Mr. Ferguson.

    "Our forecast for fiscal 2008 is for Hill-Rom sales to decline from last year's levels; however, we expect Hill-Rom to remain as one of our top five medical customers based on sales volume. Our sales to Hill-Rom in fiscal 2007 were $10.4 million. We remain very positive about continued growth of our medical products to other customers in the coming year. Orders remain strong across our medical product lines and our newer therapeutic support surfaces are among our best performing product groups. We also anticipate that our earnings will benefit from exiting the safety catheter business in fiscal 2008. The safety catheter segment was a drag on our operations, and we expect future earnings will improve by eliminating the approximately
$1.1 million in losses we incurred in each of the past two years from the safety catheter business unit. In addition, we expect the sale of this segment will allow us to focus more resources on our core medical business," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson, 864-288-8877, ext. 6912